                                                     April 30, 2008

John Stickel, Attorney Advisor
Division of Corporate Finance
United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Amendment No, 10, Seven Arts Pictures plc Dear Mr. Stickel:

Enclosed please find Amendment No. 10 plus attached new exhibits for Seven Arts Pictures plc. Obviously our current 20-F filing is effective, but we are sending on these amendments to you in event the Commission wishes to review anything in these materials. We will shortly be filing these also on the EDGAR system to supplement Amendment No. 9 which is the current effective Amendment for the Company.

                         We look forward to any comments.

                                                                                        Very truly yours,

(signature)

   /s/  Peter M. Hoffman
PMH/ls

Exhibit 1, p1 of 1